Exhibit 99.1

Gulfport Energy Reports First Quarter 2008 Results

OKLAHOMA CITY, May 7, 2008 (PRIME NEWSWIRE) -- Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the first quarter of 2008.

For the first quarter of 2008, Gulfport reported net income of $11.5 million on revenues of $31.1 million, or $0.27 per diluted share exceeding consensus estimates of $0.20 per share. Net income increased 58% compared to the first quarter of 2007.

EBITDA (as defined below) for the first quarter of 2008 was $22.3 million, an increase of 62% from the first quarter of 2007 and ahead of street consensus of $20.6 million. Cash flow from operating activities before changes in working capital was $21.4 million.

Production and Operational Highlights

Net production was 371,808 barrels of oil, 221,874 million cubic feet (“MCF”) of natural gas and 14,121 barrels of natural gas liquids (“NGL”), or 422,908 barrels of oil equivalent (“BOE”) for the first quarter of 2008. Realized price, which includes transportation, for the quarter was $77.07 per barrel of oil, $8.13 per MCF of natural gas and $57.54 per barrel of NGL, or total equivalent of $73.94 per BOE.

Net production for the first quarter of 2008 by region was 365,871 BOE in Southern Louisiana, 53,878 BOE in the Permian Basin and 3,159 BOE in the Bakken.

Lease operating expense for the first quarter of 2008 was $3.7 million, or $8.84 per BOE and selling, general and administrative expense was $1.7 million, or $3.98 per BOE.

In Southern Louisiana, Gulfport drilled two wells at West Cote and one well at Hackberry early in the first quarter before releasing the drilling rigs. All three wells are productive and are solid producers averaging more than 100 BOE a day per well. A land rig is scheduled to return to the Hackberry field this week and will spud an offset well shortly. We plan to drill four additional wells in Hackberry during 2008. We plan to bring a barge rig back to West Cote in late July and drill an additional eight to ten wells in West Cote during 2008.

Year-to-date in the Permian Basin, Gulfport along with its joint venture partner, have drilled four wells (two wells net to Gulfport). Of the four wells, two wells have been fraced and are in the initial flow back stage and two wells are awaiting completion. There are currently three drilling rigs active on the acreage and we are considering adding a fourth rig. Gulfport, with its joint venture partner, expects to drill 35 to 45 gross wells in the Permian in 2008. Gulfport has a 50% interest in this activity.

In Canada, Gulfport has an approximate 25% interest in Grizzly Oil Sands, a Canadian oil sands company. Grizzly holds the second largest land position in Alberta among independent development-stage oil sands companies with 511,765 net acres of oil sands leases, all of which are owned and operated by Grizzly (127,941 acres net to Gulfport). In the first quarter of 2008, Grizzly concluded its 2007-2008 winter drilling season with the completion of 55 core holes and shot 7.5 square miles of seismic data. Grizzly has contracted third-party engineers to provide an assessment of resources for the acreage following this year’s drilling and seismic activity. Grizzly intends to submit an application to the Alberta government for a pilot Steam Assisted Gravity Drainage (SAGD) facility at Algar Lake in the third quarter of 2008. The application process is expected to take approximately one year.

In the Bakken, Gulfport is currently participating in 27 wells, which includes 15 wells in Mountrail County, with an average interest of 1.8%. In addition, Gulfport anticipates participating in 10 wells that are expected to be proposed by Windsor Energy in 2008 with an average interest of approximately 5%. The first of the Windsor operated wells is expected to spud by June 1 and Gulfport has a 15.5% interest in that particular well. Gulfport currently holds approximately 14,000 net acres, which includes approximately 4,290 acres in Mountrail County, in the Bakken play.

Guidance

The Company’s 2008 guidance remains as previously stated on March 12, 2008. Production is estimated at 1.9 to 2.1 million BOE and EBITDA is estimated to be $110 to $120 million, which includes the effect of our hedges, for the year. Identified capital expenditures are estimated at approximately $95 million prior to any new acreage or asset acquisitions. Lease operating expense is projected to be in the range of $9.00 to $10.00 per BOE for 2008. Selling, general and administrative expenses are estimated to be between $3.00 to $4.00 per BOE for 2008.

Presentation

An updated presentation has been posted to the Company’s website in conjunction with this release. The presentation can be found at www.gulfportenergy.com under the “Webcasts and Presentations” section on the Investor Relations page.

Conference Call

Gulfport Energy will host a conference call today at 11:00 a.m. Central time to discuss its first quarter 2008 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-260-8140. The passcode for the call is 83361695. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 22312613. The webcast will be archived for 30 days on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acre position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC. In addition, Gulfport is participating in numerous wells in the Bakken play in the Williston Basin in North Dakota.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in assets and liabilities is a non-GAAP financial measure equal to cash flows from operating activities before changes in working capital. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in working capital are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in working capital are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in working capital measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Gas sales	$1,804,000	$1,108,000
Oil and condensate sales	28,654,000	19,254,000
Natural gas liquids sales	812,000	—
Other income (expense)	(152,000)	19,000

	31,118,000	20,381,000

Costs and expenses:
Lease operating expenses	3,739,000	3,177,000
Production taxes	3,431,000	2,445,000
Depreciation, depletion, and amortization	9,466,000	5,670,000
General and administrative	1,685,000	1,081,000
Accretion expense	137,000	138,000

	18,458,000	12,511,000

INCOME FROM OPERATIONS:	12,660,000	7,870,000

OTHER (INCOME) EXPENSE:
Interest expense	1,234,000	640,000
Interest income	(80,000)	(110,000)

	1,154,000	530,000

INCOME BEFORE INCOME TAXES	11,506,000	7,340,000

INCOME TAX EXPENSE:	—	53,000

NET INCOME	$11,506,000	$7,287,000

NET INCOME PER COMMON SHARE:
Basic	$0.27	$0.21

Diluted	$0.27	$0.21

SHARES OUTSTANDING
Basic	42,543,708	34,544,501
Diluted	43,055,505	35,172,193

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Net Income	$11,506,000	$7,287,000
Interest expense	1,234,000	640,000
Income tax expense	—	53,000
Accretion expense	137,000	138,000
Depreciation, depletion, and amortization	9,466,000	5,670,000

EBITDA	$22,343,000	$13,788,000

	Three Months Ended
	March 31, 2008	March 31, 2007
Cash provided by operating activity	$20,946,000	$14,056,000
Adjustments:
Changes in assets and liabilities (working capital)	486,000	(749,000)

Operating Cash Flow	$21,432,000	$13,307,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	1Q2008	1Q2007
Production Volumes:

Oil (MBbls)	371.8	341.5
Gas (MMcf)	221.9	157.9
NGL (Gal)	593.1	0.0
Oil Equivalents (MBOE)	422.9	367.8

Average Realized Price:

Oil (per Bbl)	$77.07	$56.38
Gas (per Mcf)	$8.13	$7.02
NGL (per Gal)	$1.37	$0.00
Oil Equivalents (BOE)	$73.94	$55.36